Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Employee Stock Option plans of NUR Macroprinters Ltd (“the Company”) and Form F-3 (File Nos. 333-115826, 333-114428, 333-47842 and 333-92493) of the Company of our report dated May 26, 2006, with respect to the consolidated financial statements of the Company. included in this Annual Report on Form 20-F for the year ended December 31, 2005..

/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
July 16, 2006